Exhibit 99.1
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FOR IMMEDIATE RELEASE                                           Maxcor Financial
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                 MAXCOR FINANCIAL GROUP INC. ANTICIPATES RECORD
             2001 SECOND QUARTER NET INCOME IN EXCESS OF $2,500,000

           After-tax operating profits expected to exceed $2,000,000;
                 Non-operating gains expected to exceed $500,000

                   Revenue growth expected to approximate 20%

                   MAXCOR ALSO COMPLETES PREVIOUSLY-ANNOUNCED
                      RESTRUCTURING OF ITS TOKYO OPERATIONS

   Restructuring will account for between $350,000 and $400,000 of 2001 second quarter non-operating gains; Proceeds from restructuring used to redeem all
               $2,000,000 of Maxcor's outstanding preferred stock

     (New York, New York - July 3, 2001) - Maxcor Financial Group Inc. (Nasdaq:
MAXF) today announced that it expects to achieve after-tax net income in excess of $2,500,000 for its second quarter ended June 30, 2001, on revenue growth over the comparable period in 2000 of approximately 20%. The quarter is thus expected to be the second one in a row for which Maxcor has reported record-high earnings.

     After-tax operating profits are expected to contribute in excess of $2,000,000 to the anticipated 2001 second quarter results, with after-tax non-operating items expected to contribute net gains in excess of $500,000 to the results.

     By comparison, total net income for the second quarter of 2000 was $308,000, achieved on revenues of $36 million.

     Maxcor also announced that it has completed the restructuring of its Tokyo operations, the letter of intent for which was previously announced in early June.

     Pursuant to the restructuring, Maxcor has sold its 15% equity interest in the Tokyo-based company, Yagi Euro Nittan, to Yagi Euro Nittan's other shareholder, Yagi Tanshi, for approximately $1.94 million. The sale will account for approximately $350,000 to $400,000 of Maxcor's anticipated 2001 second quarter non-operating gains.

     Maxcor has used the proceeds from the sale to redeem in full, without premium, the $2,000,000 in stated value of Maxcor series B preferred stock that was held by Yagi Euro Nittan.

     The Company, through one of its Euro Brokers subsidiaries, and Nittan Capital Group (a leading money broker in Asia) together have formed a new Tokyo-based derivatives brokerage venture - operating under the name "Nittan Euro" - in which the Company holds a 57.25% interest and Nittan Capital Group holds a 42.75% interest. The Company's former derivatives brokerage venture, in

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which the Company held a 40% interest and each of Nittan Capital Group and Yagi
Euro Nittan held 30% interests, has been disbanded, with most of its personnel moving over to the new venture.

     Maxcor further reported that, through June 30, 2001, it had purchased a total of 746,000 shares of its common stock, at an average price of $2.37 per share, under the extension of its repurchase program that was announced in January 2001. As a result, the number of shares of common stock outstanding as of June 30, 2001 was 7,132,693. Giving effect to the anticipated results described above, the Company expects its book value as of June 30, 2001 will exceed $4.25 per share.

     Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and currency derivatives, emerging market debt products, cash deposits and other money market instruments, repurchase agreements, corporate bonds, U.S. government agency bonds and other fixed income securities. Tradesoft Technologies, Inc. (www.tradesoft.com), acquired by the Company in August 2000, is the Company's software and technology arm, specializing in the development and licensing of electronic trading platforms. Maxcor Financial Inc. is the Company's U.S. registered broker-dealer subsidiary, and Maxcor Financial Asset Management Inc. is the Company's SEC registered investment adviser subsidiary. The Company employs in excess of 500 persons and maintains principal offices in New York, London, and Tokyo.

Contact:   Maxcor Financial Group Inc., New York
           Investor Relations: Roger Schwed, (212) 748-7000

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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe the Company's current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond the control of the Company. Actual results or performance could differ materially from that expected by the Company. Uncertainties include factors such as market and economic conditions, the success of technology development and deployment, the status of relationships with employees, clients, business partners and clearing firms, possible third-party litigations or other unanticipated contingencies, the actions of competitors, and government regulatory changes. Reference is made to the "Cautionary Statements" section of the Company's 2000 Annual Report on Form 10-K and to the Company's subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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